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                                                                    Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter             Investor Relations              941-362-1200
Richard J. Dobbyn            Chief Financial Officer         941-362-1200

               SUN HYDRAULICS CORPORATION REPORTS 3RD QUARTER EPS
                        OF $0.16 ON SALES OF $20 MILLION

SARASOTA, FLA, November 6, 2000 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced net sales for the quarter ended September 30, 2000 were $20.0 million, representing an increase of 13.0% compared to the third quarter of 1999. For the nine months ended September 30, 2000, net sales increased 19.0%, or $9.9 million, compared to the first nine months of 1999. Net income for the quarter ended September 30, 2000 was $1.0 million, an increase of 74.0% compared to the third quarter of 1999. Both basic and diluted earnings per share for the third quarter of 2000 were $0.16.

"As we stated last quarter, we expected third quarter shipments to be lower than our record second quarter levels," said Allen Carlson, Sun Hydraulics president. "We were very pleased with the $20.0 million in shipments. The weakening in demand that we began to see at the end of the second quarter continued in the third quarter, the majority of it in our North American markets. Our earnings for the quarter were what we expected, given the shipment volumes.

"Looking forward, we continue to see soft markets in the United States, which we attribute to a general slowdown in manufacturing activity," Carlson commented. "However, we have seen our domestic orders pick up slightly in October and expect this will continue. International business is up year over year and continues to hold up as we enter the fourth quarter.

"At the current incoming order rate, we expect fourth quarter shipments will be approximately 15% below third quarter levels and diluted earnings per share are estimated to be approximately $0.08 for the fourth quarter and $0.58 for the year. We do not anticipate the slowdown we have seen in the United States to be either severe or long term and our recently completed capacity expansion makes us well prepared for future growth."

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Inchon, Korea, is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets.




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FORWARD-LOOKING INFORMATION

         Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products;
(ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs;
(v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and
(vi) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading "Business" and particularly under the subheading, "Business Risk Factors" in the Company's Form 10-K for the year ended January 1, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Company's Form 10Q for the quarter ended September 30, 2000. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.





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SUN HYDRAULICS CORPORATION - SEPTEMBER 30, 2000
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                    Three Months Ended
                                            September 30,            October 2,
                                                2000                    1999
                                            -----------             -----------
                                            (unaudited)             (unaudited)
Net sales                                   $    19,973             $    17,664
Cost of sales                                    14,465                  13,174
Gross profit                                      5,508                   4,490
Selling, engineering and
 administrative expenses                          3,621                   3,157
Operating income (loss)                           1,887                   1,333
Interest expense                                    293                     264
Miscellaneous expense (income)                       44                     178
Income (loss) before income taxes                 1,550                     891
Income tax provision (benefit)                      528                     303

Net income (loss)                           $     1,022             $       588
Basic net income (loss)
   per common share                         $      0.16             $      0.09
Basic weighted average
   shares outstanding                             6,385                   6,384
Diluted net income (loss)
   per common share                         $      0.16             $      0.09
Diluted weighted average
   shares outstanding                             6,540                   6,536

SUN HYDRAULICS CORPORATION - SEPTEMBER 30, 2000
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                     Nine Months Ended
                                            September 30,            October 2,
                                                2000                    1999
                                            ------------            -----------
                                             (unaudited)            (unaudited)
Net sales                                   $    61,938             $    52,050
Cost of sales                                    45,127                  40,100
Gross profit                                     16,811                  11,950
Selling, engineering and
 administrative expenses                         10,831                   9,317
Operating income                                  5,980                   2,633
Interest expense                                    896                     693
Miscellaneous expense (income)                      184                     312
Income before income taxes                        4,900                   1,628
Income tax provision                              1,645                     532

Net income                                  $     3,255             $     1,096
Basic net income
   per common share                         $      0.51             $      0.17
Basic weighted average
   shares outstanding                             6,385                   6,378
Diluted net income
   per common share                         $      0.50             $      0.17
Diluted weighted average
   shares outstanding                             6,539                   6,531




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CONSOLIDATED BALANCE SHEETS
(in thousands)


                                                                September 30,       January 1,
                                                                    2000              2000
                                                                 (unaudited)
Assets
Current assets:
   Cash and cash equivalents                                    $      2,150      $       1,122
   Accounts receivable, net of allowance for
      doubtful accounts of $156 and $196                               7,113              6,260
   Inventories                                                         8,873              8,131
   Taxes Receivable                                                        0                455
   Other current assets                                                  426                591
        Total current assets                                          18,562             16,559
Property, plant and equipment, net                                    45,546             46,529
Other assets                                                           1,041                986
Total assets                                                    $     65,149      $      64,074

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                             $      2,005      $       2,712
   Accrued expenses and other liabilities                              2,289              1,464
   Long-term debt due within one year                                  1,795              3,033
   Notes payable to related parties due within one year                  135                378
   Dividends payable                                                     255                255
   Income taxes payable                                                  148                 --
        Total current liabilities                                      6,627              7,842
Long-term debt due after one year                                     10,372             10,830
Notes payable to related parties due after one year                       66                101
Deferred income taxes                                                  4,101              4,125
Other n/c liabilities                                                    490                 --
        Total liabilities                                             21,656             22,898
Shareholders' equity:
   Preferred stock                                                        --                 --
   Common stock                                                            6                  6
   Capital in excess of par value                                     24,486             24,486
   Retained earnings                                                  18,661             16,173
   Equity adjustment for foreign currency translation                    340                511
        Total shareholders' equity                                    43,493             41,176
Total liabilities and shareholders' equity                      $     65,149      $      64,074




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